SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No.   )*

                             BOSTON BIOMEDICA, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    100560101
--------------------------------------------------------------------------------
                                 (CUSIP Number)



     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.   100560101
            -----------------
--------------------------------------------------------------------------------
  1)    NAMES OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                              Irwin J. Gruverman
        ------------------------------------------------------------------------

--------------------------------------------------------------------------------
  2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

        (a)
           ---------------------------------------------------------------------

        (b)
           ---------------------------------------------------------------------

--------------------------------------------------------------------------------
  3)    SEC USE ONLY
                    ------------------------------------------------------------

--------------------------------------------------------------------------------
  4)    CITIZENSHIP OR PLACE OF ORGANIZATION      U.S.A

--------------------------------------------------------------------------------
NUMBER OF       (5)  SOLE VOTING POWER          365,593
SHARES          ----------------------------------------------------------------
BENEFICIALLY    (6)  SHARED VOTING POWER              0
OWNED BY        ----------------------------------------------------------------
REPORTING       (7)  SOLE DISPOSITIVE POWER     365,593
PERSON          ----------------------------------------------------------------
WITH            (8)  SHARED DISPOSITIVE POWER         0

--------------------------------------------------------------------------------
  9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 365,593

--------------------------------------------------------------------------------
 10)    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

        (SEE INSTRUCTIONS)   X

--------------------------------------------------------------------------------
 11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9      8.4%

--------------------------------------------------------------------------------
 12)    TYPE OF REPORTING PERSON (See Instructions)           IN

--------------------------------------------------------------------------------

                                    ITEM 1(A)

Name of Issuer:  Boston Biomedica, Inc.

                                    ITEM 1(B)

Address  of  Issuer's  Principal  Executive  Offices:   375  West  Street,  West
Bridgewater, Massachusetts 02379

                                    ITEM 2(A)

Name of Person Filing:  Irwin J. Gruverman

                                    ITEM 2(B)

Address of Principal Business Office or, if none, Residence: 30 Ossipee Road, Newton, Massachusetts 02164

                                    ITEM 2(C)

Citizenship:  USA

                                    ITEM 2(D)

Title of Class of Securities:  Common Stock, $.01 par value

                                    ITEM 2(E)

CUSIP Number:  100560101


                                     ITEM 3

Not Applicable


                                     ITEM 4

Ownership:

        (a) Amount Beneficially Owned: 365,593 shares, including (i) 355,593 shares held of record by three limited partnerships of which Mr. Gruverman is the general partner and (ii) 10,000 shares subject to options held by Mr. Gruverman.

        (b)     Percent of Class:  8.4%

        (c)     Number of Shares as to which such person has:

                   (i)     sole  power to vote or to direct  the  vote:
                           365,593 shares

                  (ii)     shared power to vote or to direct the vote:    -0-

                 (iii)     sole power to  dispose  or to direct the  disposition
                           of:   365,593 shares

                  (iv)     shared power to dispose or to direct the  disposition
                           of:   -0-


                                     ITEM 5

Ownership of Five Percent or Less of Class:  Not Applicable


                                     ITEM 6

Ownership of More than Five Percent on Behalf of Another Person:  Not Applicable


                                     ITEM 7

Identification  and Classification of the Subsidiary Which Acquired the Security
Being Reported on By the Parent Holding Company:    Not Applicable


                                     ITEM 8

Identification and Classification of Members of the Group:   Not Applicable


                                     ITEM 9

Notice of Dissolution of Group:  Not Applicable

                                     ITEM 10

Certification:  Not Applicable

                                    SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 18, 1997
------------------------
(Date)



/s/ Irwin J. Gruverman
------------------------
Signature



Irwin J. Gruverman
------------------------
(Name)